Loan No. RI0992T01

REVOLVING TERM LOAN SUPPLEMENT

            THIS SUPPLEMENT to the Master Loan Agreement dated July 26, 2011 (the “MLA”), is entered into as of July 26, 2011 between CoBANK, ACB (“CoBank”) and U.S. PREMIUM BEEF, LLC, Kansas City, Missouri  (the “Company”). and amends and restates the Supplement dated June 23, 2009.

            SECTION 1.  The Revolving Term Loan Commitment.  On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make loans to the Company from the date hereof, up to and including June 30, 2014, in an aggregate principal amount not to exceed, at any one time outstanding, $15,000,000.00 (the “Commitment”).  Within the limits of the Commitment, the Company may borrow, repay, and reborrow.  Notwithstanding the foregoing, for a minimum of 30 consecutive days annually, no loans may be outstanding under the Commitment.

            SECTION 2.   Purpose.  The purpose of the Commitment is to provide working capital to the Company.

            SECTION 3.   Term.  Intentionally Omitted.

            SECTION 4.   Interest.  The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with one or more of the following interest rate options, as selected by the Company:

                  (A)    CoBank Base Rate.  At a rate per annum equal at all times to the rate of interest then charged on Base Rate Advances (as defined in the National Beef Credit Agreement) under that certain Amended and Restated Credit Agreement dated June 4, 2010, by and among National Beef Packing Company, LLC, certain of its subsidiaries, various issuers and lenders, Coöperatieve Centrale Raiffeisen Boerenleenbank B.A., "Rabobank Nederland", New York Branch, and U.S Bank National Association, as Documentation Agents, Bank of America, N.A., and Bank of Montreal, as Syndication Agents, and CoBank, as Lead Arranger, Sole Bookrunner, Swing Line Lender and Administrative Agent, as the same may be amended from time to time (the "National Beef Credit Agreement").

                  (B)    LIBOR.  At a fixed rate per annum equal to the rate of interest then charged on LIBOR Rate Advances (as defined in the National Beef Credit Agreement) under the National Beef Credit Agreement.   Under this option:  (1) rates may be fixed for "Interest Periods" (as hereinafter defined) of 1, 2, 3, 6, 9, or 12 months, as selected by the Company; (2) amounts may be fixed in increments of $25,000.00 or multiples thereof; (3) the maximum number of fixes in place at any one time shall be ten; and (4) rates may only be fixed on a "Banking Day" (as hereinafter defined) on three Banking Days’ prior written notice.  For purposes hereof:  (a) "Banking Day" shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; and (b) "Interest Period" shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, 6, 9, or 12 months thereafter, as the case may be; provided, however, that:  (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month.

Revolving Term Loan Supplement RI0992T01
U.S. PREMIUM BEEF, LLC
Kansas City, Missouri

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options.  Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof.  Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans and rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal.  All elections provided for herein shall be made electronically (if applicable), telephonically or in writing and must be received by CoBank not later than 12:00 Noon Company's local time in order to be considered to have been received on that day; provided, however, that in the case of LIBOR rate loans, all such elections must be confirmed in writing upon CoBank’s request.  Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable quarterly in arrears by the 20th day of the following month or on such other day in such month as CoBank shall require in a written notice to the Company; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, at CoBank’s option upon written notice to the Company, interest shall be payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than three months, interest on that portion of the indebtedness outstanding shall be payable quarterly in arrears on each three-month anniversary of the commencement date of such Interest Period, and at maturity.

If the National Beef Credit Agreement terminates for any reason, the interest rates under Sections 4(A) and 4(B) above shall equal the last interest rates charged on Base Rate Advances and LIBOR Rate Advances (as defined in the National Beef Credit Agreement), as the case may be, immediately prior to such termination.

            SECTION 5.   Promissory Note.  The Company promises to repay the loans that are outstanding at the time the Commitment expires on June 30, 2014.  If any installment due date is not a day on which CoBank is open for business, then such payment shall be made on the next day on which CoBank is open for business.  In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 4 hereof.

            SECTION 6.   Security.  The Company’s obligations hereunder and, to the extent related hereto, the MLA, including without limitation any future advances under any existing mortgage or deed of trust, shall be secured as provided in the Security Section of the MLA.

            SECTION 7.    Loan Origination Fee.  In consideration of the Commitment, the Company agrees to pay to CoBank on the execution hereof a loan origination fee in the amount of $10,000.00.

            SECTION 8.    Commitment Fee.  In consideration of the Commitment, the Company agrees to pay to CoBank a commitment fee on the average daily unused portion of the Commitment at the rate then charged under the National Beef Credit Agreement (calculated on a 360-day basis), payable quarterly in arrears by the 20th day following each calendar quarter.  Such fee shall be payable for each quarter (or portion thereof) occurring during the original or any extended term of the Commitment.  If the National Beef Credit Agreement terminates for any reason, the commitment fee rate under this Section shall equal the last commitment fee rate under the National Beef Credit Agreement immediately prior to its termination.

            IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB	U.S. PREMIUM BEEF, LLC, a Delaware limited liability company

By:	By:

Title:	Title: